This report is submitted for the general information of the shareholders of Century Shares Trust and Century Small Cap Select Fund (each a "Fund" and collectively, the "Funds"). It is not authorized for distribution to prospective investors in a Fund unless it is preceded by or accompanied by the Fund's current prospectus. The prospectus includes important information about the Fund's objective, risks, charges and expenses, experience of its management, and other information. Please read the prospectus carefully before you invest.

The views expressed in this report are those of the Funds' Portfolio Managers as of April 30, 2017, the end of the reporting period. Any such views are subject to change at any time and may not reflect the Portfolio Managers' views on the date that this report is first published or anytime thereafter. These views are intended to assist shareholders in understanding their investments, do not constitute investment advice, and are not intended to predict the performance of any investment. There is no assurance that the Funds will continue to invest in the securities mentioned in this report.

Semi‐Annual Report | April 30, 2017	1

Letter to Shareholders
April 30, 2017 (Unaudited)

 Dear Fellow Shareholders,

Stocks continue their winning streak
As we head into the summer of 2017, the domestic economy continues to perform well. Over the past six months, the S&P 500 and the Russell 2000 have gained an impressive 12% and 18%, respectively. In addition, the U.S. economy has entered its ninth year of economic expansion and recently reached a new milestone: the second longest bull market in history. Accordingly, stock performance since the market bottom on March 9th, 2009 has been very strong. While stock valuations appear extended on an absolute basis, interest rates are still low by historical standards and corporate earnings growth continues to strengthen.

An expectation for faster growth
Domestic GDP for the first quarter of 2017 was recently revised up to 1.2% growth and is expected to increase above 2.0% growth for the remainder of the year as businesses and households increase spending. The energy sector may have bottomed ahead of the recent OPEC agreement to restrict oil production for another nine months. Additionally, corporate cash flows are positive and strong balance sheets are being deployed for strategic expenditures and acquisitions.

Source: Bloomberg data as of 4/30/2017;
Date range: 3/09/2009-4/30/2017

In addition to strengthening corporate fundamentals, U.S. consumers are also in sound financial condition. Household net worth has increased considerably since the financial crisis and aggregate consumer debt service is at the lowest levels since the 1980s. Accordingly, consumer confidence remains high and the economy is operating at full employment. Assuming GDP continues to grow, the current low levels of unemployment should contribute to faster wage growth.

Inflation is rising slowly. This gradual increase should allow the Federal Reserve to continue raising interest rates. In March, the Fed raised its benchmark interest rate to 0.75-1.00% and indicated that further rate increases are expected. Meanwhile, President Trump continues to champion his pro-growth agenda, but Congressional momentum has been slowed by recent investigations. While the market has reacted positively to plans for lower taxes, infrastructure spending and health care reform, the path to accomplishing these initiatives is uncertain.

Outside the U.S., growth also seems to be accelerating. The Eurozone posted annualized GDP growth of 2.0% in the first quarter of 2017. Despite the negative headlines associated with the historic 2016 Brexit vote, its long term ramifications remain unknown. Additionally, the election of French President, Emmanuel Marcon, bodes well for European unity. Further east, China continues to grow annual GDP at a rate close to 7%, but the risks of excess capacity and bad debt linger. Japan has also continued to muddle along despite an ultra-accommodative monetary policy.

Source: Bloomberg data as of 3/31/2017;
Date range: 3/31/1997-3/31/2017

Past performance is not indicative of future results.

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Letter to Shareholders
April 30, 2017 (Unaudited)

While Geopolitical risks remain, stocks climb a wall of worry
Global growth appears to be accelerating, but continuing terrorism and other geopolitical risks have the ability to hinder economic progress. The Trump administration has continued to battle allegations of Russian interference during the 2016 presidential election. Emmanuel Marcon, the newly elected French President, is a positive development for European unity, but the full effects of the historic Brexit vote have yet to be felt. In the Middle East, Syria continues to be embattled in a civil war with no end in sight. The Korean peninsula is an increasing concern as North Korea aggression and recent South Korean elections complicate the possibility of peaceful resolution to regional tensions.

Despite these risks, we are encouraged by the resurgence of global growth. While GDP growth has been relatively slow during this recovery, it has proven to be stable and resilient. However, we are mindful that we are in the ninth year of an economic expansion. Accordingly, overall valuation levels appear stretched and are dependent on favorable economic trends continuing beyond 2017. While extended valuations alone don't lead to bear markets, they can create a fragile environment for stock volatility. As a result, we are keeping a close eye on risk factors such as increasing geopolitical tensions or slowing economic growth.

Source: FactSet data as of 3/31/2017;
Date range: 3/31/2014-3/31/2017

While these tensions are significant, stocks tend to climb a wall of worry. Historically, investors have faced several crises over Century Shares Trust's 89 years, ranging from the Great Depression and World War II, through the Cuban Missile Crisis and Watergate scandal to the savings and loan crisis, the September 11 terrorist attacks and the downgrade of the U.S. national debt among others (see chart on following page). Throughout these difficult situations, patient investors have been rewarded. Should we see a similar period of volatility, we will use it as an opportunity to improve our portfolio positioning.

Source: Bloomberg data as of 4/30/2017;
Date range: 1/31/2009-4/30/2017

Century Funds Update
As you know, Century Capital Management, LLC manages the Century Funds on behalf of you, our fellow shareholders. We are excited to announce that Century Capital Management has entered an agreement to be acquired by Congress Asset Management, LLP ("Congress"), a registered investment adviser with approximately $8.7 billion in assets under management (as of 3/31/17). We believe this merger will benefit the funds and our shareholders.

Past performance is not indicative of future results.

Semi‐Annual Report | April 30, 2017	3

Letter to Shareholders
April 30, 2017 (Unaudited)

Source: Bloomberg data as of 4/30/2017; date range: 4/30/1928-4/30/2017

Alexander Thorndike, a current portfolio manager for both the Century Small Cap Select Fund and Century Shares Trust, will continue to serve as a portfolio manager of each successor fund managed by Congress. The transaction with Congress is subject to a number of closing conditions, including approval by shareholders of each Century Fund to reorganize with and into a corresponding mutual fund managed by Congress. We will mail further information to you during the summer.

As always, we thank you for your continued support of our stewardship and wish you a wonderful summer.

Sincerely,
Alexander L. Thorndike
Chairman of the Century Funds

Past performance is not indicative of future results.

Shareholders of each Century Fund are urged to read carefully the Prospectus/Proxy Statement and other documents to be filed with the Securities and Exchange Commission ("SEC") regarding the Century Fund reorganizations when they become available, because these documents will contain important information related to the transactions described above.

Shareholders may obtain free copies of the Prospectus/Proxy Statement and other documents (when they become available) filed with the SEC at the SEC's web site at www.sec.gov, or by calling 1-800-303-1928. Shareholders should consult their own financial and legal advisors before investing in a Century Fund.

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Fund Commentary
CENTURY SHARES TRUST	April 30, 2017 (Unaudited)

HOW DID THE PORTFOLIO PERFORM?
For the six-month period ended April 30, 2017, Century Shares Trust's shares returned +14.05%, underperforming the Russell 1000 Growth Index (R1000G), the Fund's benchmark, which returned +15.23%.

WHAT FACTORS INFLUENCED PERFORMANCE?
The top contributors to relative performance on a sector basis were Information Technology (stock selection), Real Estate (stock selection) and Consumer Staples (sector allocation). The top performing stocks included Apple, Inc. (consumer electronics), Western Digital Corporation (data storage), CBRE Group, Inc. (real estate services), Alphabet, Inc. (internet search) and Skyworks Solutions, Inc. (semiconductors). Apple appreciated on positive expectations for the iPhone 8 "supercycle," strong services growth and the possibilities of augmented reality products and services. Western Digital benefited from acquisition cost synergies and healthy market share gains. CBRE rose due to a positive outlook for real estate and related services. Alphabet reported strong operating results and Skyworks benefited from rising RF content in cell phones.

The top detractors from relative performance on a sector basis were Industrials, Health Care and Consumer Discretionary, resulting mainly from stock selection. The worst performing stocks included Cerner Corporation (health care technology), AutoZone, Inc. (retailer), Abbott Laboratories (pharmaceuticals), Dollar Tree, Inc. (discount stores) and LKQ Corporation (distributor). Cerner declined due to disappointing operating results. AutoZone lagged as it fell short of delivering double digit earnings growth for the first time in over ten years. Abbott continued to be hurt by the turnaround of its Chinese Pediatric Nutritionals business and the integration of the St. Jude Medical acquisition. Dollar Tree reported a weak operating outlook and LKQ was hurt by slower growth, a leadership change and European exposure.

HOW WAS THE PORTFOLIO POSITIONED AT PERIOD END?
The portfolio is diversified across almost every sector while maintaining its largest overweight positions in the Real Estate and Information Technology sectors. Conversely, the portfolio holds its largest underweight positions in the Consumer Staples and Consumer Discretionary sectors.

We believe the domestic economy has continued to make headway. Economic tailwinds include growing consumer and business optimism, solid homebuilding activity and a gradual improvement in business investment. Additionally, energy prices remain stable, U.S. dollar strength has been muted and inventories are more balanced relative to a year ago.

In the Eurozone, growth and inflation data have improved buoyed by accommodative policy, easy financial and credit conditions and little, if any, fiscal drag. The French election of pro-EU centrist, Emmanuel Macron, was seen as a positive development for stability within the region. However, political risks remain and a calm policy environment is needed to foster more robust and sustained economic growth.

Further East, China's real GDP growth has slowed but is expected to be over 6% for the next few years. However, excess capacity and growing debt remain a serious concern. Japan continued to muddle along as GDP growth remained anemic despite an ultra accommodative monetary policy.

While we continue to monitor risks to global economic growth, we are encouraged that the domestic economy continues to post solid growth. As always, we remain focused on investing in high quality, U.S. based companies. Should we see an increase in market volatility, we will approach it as an opportunity to further enhance our portfolio holdings.

Past performance is not indicative of future results. Current  performance may be lower or higher than the performance data quoted.

Semi-Annual Report | April 30, 2017	5

Fund Commentary
CENTURY SHARES TRUST	April 30, 2017 (Unaudited)

Risks: The Fund may invest a significant portion of assets in a limited number of companies or in companies within the same market sector. As a result, the Fund may be more susceptible to financial, market and economic events affecting particular companies or sectors and therefore may experience greater  price volatility than funds with more diversified portfolios. Please read the Fund's prospectus for details regarding the Fund's risk profile.

Ten Largest Holdings*
ALPHABET, INC.	7.16%
Internet Software & Services
APPLE, INC.	5.84%
Technology Hardware, Storage & Peripherals
AMAZON.COM, INC.	4.79%
Internet & Direct Marketing Retail
VISA, INC., CLASS A	4.65%
IT Services
MICROSOFT CORP.	4.56%
Software
AMERICAN TOWER CORP.	3.93%
Equity Real Estate Investment Trusts (REITs)
CELGENE CORP.	3.61%
Biotechnology
MOODY'S CORP.	3.59%
Capital Markets
SKYWORKS SOLUTIONS, INC.	3.58%
Semiconductors & Semiconductor Equipment
BORGWARNER, INC.	3.44%
Consumer Discretionary
Sector Allocation*
Information Technology	37.9%
Consumer Discretionary	16.4%
Health Care	13.6%
Real Estate	9.2%
Financials	7.3%
Industrials	6.4%
Consumer Staples	3.2%
Materials	3.0%
Telecommunication Services	2.0%
Cash, Cash Equivalents, & Other Net Assets	1.0%

*	Based on the Fund's net assets at April 30, 2017 and subject to change.

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Performance Summary
CENTURY SHARES TRUST	April 30, 2017 (Unaudited)

Institutional Shares

The returns shown below represent past performance. Past performance does not guarantee future results. Investment return and principal value of an investment will fluctuate so that an investor's shares, when sold or redeemed, may be worth more or less than the original cost. Current performance may be higher or lower than the Fund's past performance. For the most recent month-end performance, please call 1-800-303-1928.

As stated in the Fund's current prospectus, the total (gross) operating expenses are 1.13% for the Institutional Shares. The Fund's total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted to reflect the deduction of taxes that a shareholder would pay on these distributions or the redemption of Fund shares. Shares held less than 90 days may be subject to a 1% redemption fee.

Average Annual Total Returns April 30, 2017
	1 Year	3 Years	5 Years	10 Years
Century Shares Trust - Institutional Shares (CENSX)	15.09%	10.22%	12.66%	7.21%
Russell 1000® Growth Index	19.50%	12.11%	13.87%	8.88%

Growth of $100,000 for the 10 year period ended April 30, 2017

The graph and table reflect the change  in  value of a hypothetical investment in the Fund, including reinvestment of dividends  and distributions, compared with the index. Index returns assume reinvestment of dividends and, unlike Fund returns, do not reflect any fees or expenses. It is not possible  to invest  directly  in  an index. Minimum  initial investment for Institutional Shares is $100,000.

The Russell 1000®  Growth Index measures the performance of the large-cap growth segment of the U.S. equity universe. It includes those Russell 1000®  companies with higher price-to-book ratios and higher forecasted growth values.

Semi-Annual Report | April 30, 2017	7

Fund Commentary
CENTURY SMALL CAP SELECT FUND	April 30, 2017 (Unaudited)

HOW DID THE PORTFOLIO PERFORM?
For the six-month period ended April 30, 2017, Century Small Cap Select Fund Institutional Shares returned +19.17% and the Investor Shares returned +18.95%, outperforming the Russell 2000 Growth Index (R2000G), the Fund's benchmark, which returned +18.48%.

WHAT FACTORS INFLUENCED PERFORMANCE?
The top contributors to relative performance on a sector basis were Consumer Discretionary, Health Care and Consumer Staples, resulting mainly from stock selection. The top performing stocks included Grand Canyon Education, Inc. (education services), VCA, Inc. (animal health care), Children's Place, Inc. (retailer), iRobot Corporation (consumer robotics) and Merit Medical Systems, Inc. (medical devices). Grand Canyon performed well due to a strong fourth quarter report and solid guidance. VCA agreed to be purchased by Mars, Inc. for a substantial valuation premium. Children's Place reported strong sales, margins and a positive outlook. iRobot announced strong quarterly earnings results and Merit Medical reported operating results which beat expectations.

The top detractors from relative performance on a sector basis were Materials, Financials and Information Technology, resulting mainly from stock selection. The worst performing stocks included Gigamon, Inc. (software), Adeptus Health, Inc. (health care), HMS Holdings Corp. (health care payments), American Eagle Outfitters, Inc. (retailer) and Echo Global Logistics, Inc. (logistics). Gigamon missed earnings estimates and lowered guidance. Adeptus announced weaker patient volume in some of its markets. HMS depreciated as federal legislation proposals cast doubts over Medicaid funding. American Eagle reported weaker same store sales and declining mall traffic, and Echo delivered weaker than expected operating results.

HOW WAS THE PORTFOLIO POSITIONED AT PERIOD END?
The portfolio is diversified across almost every sector while currently maintaining its largest overweight positions in the Financials and Consumer Discretionary sectors. Conversely, the portfolio is most underweight the Information Technology and Real Estate sectors.

We believe that the U.S. economy is well positioned to continue its expansion as corporate fundamentals are strong and consumer and business optimism remains high. Additionally, the economy has continued to benefit from stable energy prices, muted U.S. dollar strength and more balanced business inventories. However, investors are still adapting to the new administration's shifts in policies and priorities.

In the Eurozone, growth and inflation appeared to be on a path toward stabilization and normalization. The French election of a centrist, Emanuel Macron, has relieved concerns that EU unity might dissolve. Policy remained accommodative, and there was little fiscal drag. However, geopolitical risks exist and global trade developments need to remain supportive to foster a return to healthy growth.

To the East, China is expected to grow real GDP over 6% but excess capacity and growing debt remain a key concern. Japan continued to battle anemic growth and maintained a 0% interest rate target for its 10-year government bonds. We also remain concerned by continuing friction on the Korean peninsula.

While we continue to monitor risks to global economic growth, we are optimistic that the U.S. economy will continue to make progress. However, we remain sensitive to the relatively high valuations of the current equity markets. As always, we remain focused on investing in high quality, U.S. based companies. Should we see an increase in market volatility, we will approach it as an opportunity to further enhance our portfolio holdings.

Past performance is not indicative of future results. Current  performance may be lower or higher than the performance data quoted.

8	centuryfunds.com

Fund Commentary
CENTURY SMALL CAP SELECT FUND	April 30, 2017 (Unaudited)

Risks: The Fund invests in smaller companies which pose greater  risks than those associated with larger,  more established companies. The Fund may invest a significant portion of assets in securities of companies within the same market sector. If the Fund's portfolio is over weighted in a sector, any negative development affecting that sector will have a greater impact on the Fund than a fund that is not over weighted in that sector. Please read the Fund's prospectus for details regarding the Fund's risk profile.

Ten Largest Holdings*
J2 GLOBAL, INC.	3.50%
Internet Software & Services
GRAND CANYON EDUCATION, INC.	3.36%
Diversified Consumer Services
LCI INDUSTRIES	3.02%
Auto Components
PAYCOM SOFTWARE, INC.	2.94%
Software
ON ASSIGNMENT, INC.	2.90%
Professional Services
WASHINGTON FEDERAL, INC.	2.85%
Thrifts & Mortgage Finance
BMC STOCK HOLDINGS, INC.	2.82%
Trading Companies & Distributors
MERIT MEDICAL SYSTEMS, INC.	2.80%
Health Care Equipment & Supplies
INTER PARFUMS, INC.	2.79%
Personal Products
BRIGHT HORIZONS FAMILY SOLUTIONS, INC.	2.76%
Diversified Consumer Services
Sector Allocation*
Health Care	24.3%
Information Technology	24.3%
Consumer Discretionary	20.9%
Industrials	18.3%
Financials	10.3%
Materials	5.2%
Consumer Staples	4.4%
Energy	3.4%
Telecommunication Services	2.1%
Real Estate	2.0%
Cash, Cash Equivalents, & Other Net Assets	-15.2%

*	Based on the Fund's net assets at April 30, 2017 and subject to change.

Semi-Annual Report | April 30, 2017	9

Performance Summary
CENTURY SMALL CAP SELECT FUND	April 30, 2017 (Unaudited)

Institutional Shares and Investor Shares

The returns shown below represent past performance. Past performance does not guarantee future results. Investment return and principal value of an investment will fluctuate so that an investor's shares, when sold or redeemed, may be worth more or less than the original cost. Current performance may be higher or lower than the Fund's past performance. For the most recent month-end performance, please call 1-800-303-1928.

As stated in the Fund's current prospectus, the total (gross) operating expenses are 1.16% for the Institutional Shares and 1.46% for the Investor  Shares. The Fund's total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted to reflect the deduction of taxes that a shareholder would pay on these distributions or the redemption of Fund shares. Shares held less than 90 days may be subject to a 1% redemption fee.

Average Annual Total Returns April 30, 2017
	1 Year	3 Years	5 Years	10 Years
Century Small Cap Select Fund - Institutional Shares (CSMCX)	19.44%	5.70%	8.81%	6.03%
Century Small Cap Select Fund - Investor Shares (CSMVX)	19.06%	5.37%	8.47%	5.67%
Russell 2000® Growth Index	24.06%	9.27%	12.89%	7.97%

Growth of $100,000 for the 10 year period ended April 30, 2017	Growth of $10,000 for the 10 year period ended April 30, 2017

Institutional Shares	Investor Shares

The graphs and table reflect the change in value of a hypothetical investment in the Fund, including reinvestment of dividends and distributions,  compared with the index. Index returns assume reinvestment of dividends and, unlike Fund returns, do not reflect any fees or expenses. It is not possible to invest directly in an index. Minimum initial investment for Institutional Shares is $100,000.

The Russell 2000® Growth Index measures the performance of the small-cap growth segment of the U.S. equity universe. It includes those Russell 2000® companies with higher price-to-value ratios and higher forecasted growth values. Index returns assume reinvestment of dividends but, unlike Fund returns, do not reflect fees or expenses. One cannot invest directly in an index.

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Portfolio of Investments
CENTURY SHARES TRUST	April 30, 2017 (Unaudited)

Shares		Value
COMMON STOCKS ‐ 99.0%
Consumer Discretionary ‐ 16.4%
Auto Components ‐ 3.4%
182,091	BorgWarner, Inc.	$7,698,807
Distributors ‐ 1.0%
69,288	LKQ Corp.(a)	2,164,557
Diversified Consumer Services ‐ 2.2%
198,050	H&R Block, Inc.	4,909,660
Hotels, Restaurants & Leisure ‐ 2.1%
78,515	Starbucks Corp.	4,715,611
Internet & Direct Marketing Retail ‐ 4.8%
11,579	Amazon.com, Inc.(a)	10,710,459
Specialty Retail ‐ 2.9%
41,995	Home Depot, Inc.	6,555,420
Total Consumer Discretionary		36,754,514

Consumer Staples ‐ 3.2%
Beverages ‐ 3.2%
63,109	PepsiCo, Inc.	7,148,988

Financials ‐ 7.3%
Capital Markets ‐ 6.9%
189,346	Charles Schwab Corp.	7,356,092
67,916	Moody's Corp.	8,035,821
		15,391,913
Diversified Financial Services ‐ 0.4%
4	Berkshire Hathaway, Inc., Class A(a)	991,120
Total Financials		16,383,033

Health Care ‐ 13.6%
Biotechnology ‐ 6.1%
82,712	AbbVie, Inc.	5,454,029
65,146	Celgene Corp.(a)	8,081,361
		13,535,390
Health Care Equipment & Supplies ‐ 1.9%
97,556	Abbott Laboratories	4,257,344
Health Care Providers & Services ‐ 2.6%
71,633	AmerisourceBergen Corp.	5,877,488
Shares		Value
Health Care (continued)
Pharmaceuticals ‐ 3.0%
27,291	Allergan PLC	$6,655,183
Total Health Care		30,325,405

Industrials ‐ 6.4%
Aerospace & Defense ‐ 1.4%
12,990	TransDigm Group, Inc.	3,205,023
Electrical Equipment ‐ 1.6%
61,770	AMETEK, Inc.	3,533,244
Professional Services ‐ 3.4%
91,840	Verisk Analytics, Inc.(a)	7,605,270
Total Industrials		14,343,537

Information Technology ‐ 37.9%
Internet Software & Services ‐ 7.5%
8,952	Alphabet, Inc., Class A(a)	8,276,303
8,547	Alphabet, Inc., Class C(a)	7,743,240
6,151	LogMeIn, Inc.	695,063
		16,714,606
IT Services ‐ 9.3%
123,560	Cognizant Technology Solutions Corp., Class A(a)	7,442,019
113,940	Visa, Inc., Class A	10,393,607
154,063	Western Union Co.	3,059,691
		20,895,317
Semiconductors & Semiconductor Equipment ‐ 3.6%
80,205	Skyworks Solutions, Inc.	7,999,647
Software ‐ 8.8%
54,872	Adobe Systems, Inc.(a)	7,338,581
26,439	Citrix Systems, Inc.(a)	2,139,973
149,155	Microsoft Corp.	10,211,151
		19,689,705
Technology Hardware, Storage & Peripherals ‐ 8.7%
91,015	Apple, Inc.	13,074,305
71,867	Western Digital Corp.	6,401,193
		19,475,498
Total Information Technology		84,774,773

See Notes to Financial Statements

Semi‐Annual Report | April 30, 2017	11

Portfolio of Investments
CENTURY SHARES TRUST	April 30, 2017 (Unaudited)

Shares		Value
Materials ‐ 3.0%
Chemicals ‐ 3.0%
78,438	LyondellBasell Industries NV, Class A	$6,648,405

Real Estate ‐ 9.2%
Equity Real Estate Investment Trusts (REITs) ‐ 6.2%
69,819	American Tower Corp.	8,793,005
12,142	Equinix, Inc.	5,071,713
		13,864,718
Real Estate Management & Development ‐ 3.0%

190,413	CBRE Group, Inc., Class A(a)	6,818,690
Total Real Estate		20,683,408

Telecommunication Services ‐ 2.0%
Diversified Telecommunication Services ‐ 2.0%
112,616	AT&T, Inc.	4,462,972

TOTAL COMMON STOCKS (Cost $142,708,873)		221,525,035

SHORT‐TERM INVESTMENTS ‐ 1.1%
Money Market Fund ‐ 1.1%
2,365,012	State Street Institutional U.S. Government Money Market Fund ‐ Investment Class (0.68% 7 Day Yield)	2,365,012

TOTAL SHORT‐TERM INVESTMENTS (Cost $2,365,012)		2,365,012

TOTAL INVESTMENTS ‐ 100.1% (Cost $145,073,885)		223,890,047

Liabilities in Excess of Other Assets ‐ (0.1%)		(188,669)

NET ASSETS ‐ 100.0%		$223,701,378

(a)	Non-income producing security.

Abbreviations:
NV  -  Naamloze Vennootschap (Dutch: Limited Liability
         Company)
PLC - Public Limited Company

See Notes to Financial Statements

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Portfolio of Investments
CENTURY SMALL CAP SELECT FUND	April 30, 2017 (Unaudited)

Shares		Value
COMMON STOCKS ‐ 115.2%
Consumer Discretionary ‐ 20.9%
Auto Components ‐ 3.0%
24,081	LCI Industries	$2,435,793
Diversified Consumer Services ‐ 6.1%
29,272	Bright Horizons Family Solutions, Inc.(a)	2,228,185
36,064	Grand Canyon Education, Inc.(a)	2,710,570
		4,938,755
Hotels, Restaurants & Leisure ‐ 3.9%
20,241	Choice Hotels International, Inc.	1,269,111
9,426	Vail Resorts, Inc.	1,863,143
		3,132,254
Household Durables ‐ 2.7%
27,218	iRobot Corp.(a)	2,170,363
Multiline Retail ‐ 2.5%
40,250	Big Lots, Inc.	2,032,223
Specialty Retail ‐ 2.7%
18,651	Children's Place, Inc.	2,141,135
Total Consumer Discretionary		16,850,523

Consumer Staples ‐ 4.4%
Household Products ‐ 1.6%
22,346	Energizer Holdings, Inc.	1,323,554
Personal Products ‐ 2.8%
59,216	Inter Parfums, Inc.	2,247,247
Total Consumer Staples		3,570,801

Energy ‐ 3.4%
Energy Equipment & Services ‐ 0.8%
15,846	U.S. Silica Holdings, Inc.	657,609
Oil, Gas & Consumable Fuels ‐ 2.6%
53,125	Matador Resources Co.(a)	1,151,750
118,560	Sanchez Energy Corp.(a)	917,654
		2,069,404
Total Energy		2,727,013

Shares		Value
Financials ‐ 10.3%
Banks ‐ 5.7%
45,595	Berkshire Hills Bancorp, Inc.	$1,709,812
21,873	Eagle Bancorp, Inc.(a)	1,310,193
53,485	Hanmi Financial Corp.	1,553,739
		4,573,744
Capital Markets ‐ 1.8%
35,992	Cohen & Steers, Inc.	1,436,081
Thrifts & Mortgage Finance ‐ 2.8%
68,234	Washington Federal, Inc.	2,299,486
Total Financials		8,309,311

Health Care ‐ 24.3%
Biotechnology ‐ 3.6%
23,857	Acceleron Pharma, Inc.(a)	787,758
26,438	Global Blood Therapeutics, Inc.(a)	765,380
27,956	Ironwood Pharmaceuticals, Inc.(a)	456,242
6,051	TESARO, Inc.(a)	893,067
		2,902,447
Health Care Equipment & Supplies ‐ 5.3%
24,434	Inogen, Inc.(a)	2,025,334
67,072	Merit Medical Systems, Inc.(a)	2,260,327
		4,285,661
Health Care Providers & Services ‐ 5.0%
43,237	Acadia Healthcare Co., Inc.(a)	1,884,268
29,730	AMN Healthcare Services, Inc.(a)	1,214,471
56,275	Surgery Partners, Inc.(a)	967,930
		4,066,669
Health Care Technology ‐ 1.2%
46,935	HMS Holdings Corp.(a)	960,759
Life Sciences Tools & Services ‐ 8.2%
25,497	Cambrex Corp.(a)	1,513,247
24,131	Charles River Laboratories International, Inc.(a)	2,164,551
108,345	NeoGenomics, Inc.(a)	818,005
33,471	PRA Health Sciences, Inc.(a)	2,140,805
		6,636,608
See Notes to Financial Statements

Semi‐Annual Report | April 30, 2017	13

Portfolio of Investments
CENTURY SMALL CAP SELECT FUND	April 30, 2017 (Unaudited)

Shares		Value
Health Care (continued)
Pharmaceuticals ‐ 1.0%
22,941	Dermira, Inc.(a)	$781,370
Total Health Care		19,633,514

Industrials ‐ 18.3%
Airlines ‐ 1.9%
27,281	Spirit Airlines, Inc.(a)	1,562,383
Building Products ‐ 2.5%
22,835	Simpson Manufacturing Co., Inc.	952,448
14,887	Trex Co., Inc(a)	1,089,579
		2,042,027
Commercial Services & Supplies ‐ 0.6%
45,934	InnerWorkings, Inc.(a)	486,441
Construction & Engineering ‐ 4.6%
19,299	Dycom Industries, Inc.(a)	2,039,132
31,308	Granite Construction, Inc.	1,650,245
		3,689,377
Machinery ‐ 2.0%
18,084	John Bean Technologies Corp.	1,603,147
Professional Services ‐ 2.9%
45,195	On Assignment, Inc.(a)	2,339,745
Road & Rail ‐ 1.0%
16,092	Saia, Inc.(a)	774,830
Trading Companies & Distributors ‐ 2.8%
97,541	BMC Stock Holdings, Inc.(a)	2,272,705
Total Industrials		14,770,655

Information Technology ‐ 24.3%
Communications Equipment ‐ 0.9%
4,968	Arista Networks, Inc.(a)	693,732
Electronic Equipment Instruments & Components ‐ 1.2%
6,202	Littelfuse, Inc.	956,038
Internet Software & Services ‐ 4.4%
13,465	Criteo SA, Sponsored ADR(a)	732,361
31,295	j2 Global, Inc.	2,824,061
		3,556,422

Shares		Value
Information Technology (continued)
IT Services ‐ 1.8%
45,341	WNS Holdings Ltd., Sponsored ADR(a)	$1,451,819
Semiconductors & Semiconductor Equipment ‐ 5.8%
27,901	Cavium, Inc.(a)	1,920,984
31,771	Inphi Corp.(a)	1,315,955
60,216	Integrated Device Technology, Inc.(a)	1,444,582
		4,681,521
Software ‐ 10.2%
34,195	CyberArk Software Ltd.(a)	1,809,257
25,305	Gigamon, Inc.(a)	802,169
25,715	Manhattan Associates, Inc.(a)	1,200,633
39,411	Paycom Software, Inc.(a)	2,374,513
63,891	RingCentral, Inc., Class A(a)	2,041,317
		8,227,889
Total Information Technology		19,567,421

Materials ‐ 5.2%
Chemicals ‐ 5.2%
26,181	Balchem Corp.	2,124,850
21,245	Scotts Miracle‐Gro Co., Class A	2,052,267
		4,177,117

Real Estate ‐ 2.0%
Equity Real Estate Investment Trusts (REITs) ‐ 2.0%
29,408	QTS Realty Trust, Inc., Class A	1,571,564

Telecommunication Services ‐ 2.1%
Wireless Telecommunication Services ‐ 2.1%
53,614	Shenandoah Telecommunications Co.	1,715,648

TOTAL COMMON STOCKS (Cost $68,008,820)		$92,893,567

See Notes to Financial Statements

14	centuryfunds.com

Portfolio of Investments
CENTURY SMALL CAP SELECT FUND	April 30, 2017 (Unaudited)

Shares		Value
SHORT‐TERM INVESTMENTS ‐ 5.8%
Money Market Fund ‐ 5.8%
4,708,853	State Street Institutional U.S. Government Money Market Fund ‐ Investment Class (0.68% 7 Day Yield)	4,708,853

TOTAL SHORT‐TERM INVESTMENTS (Cost $4,708,853)		4,708,853

TOTAL INVESTMENTS ‐ 121.0% (Cost $72,717,673)		97,602,420

Liabilities in Excess of Other Assets ‐ (21.0%)		(16,939,925)

NET ASSETS ‐ 100.0%		$80,662,495

(a)	Non-income producing security.

Abbreviations:
ADR	-	American Depositary Receipt
Ltd.	-	Limited

See Notes to Financial Statements

Semi‐Annual Report | April 30, 2017	15

Statements of Assets and Liabilities
April 30, 2017 (Unaudited)

	Century Shares Trust	Century SmallCap Select Fund
ASSETS:
Investments, at value (Note 1) (cost - see below)	$223,890,047	$97,602,420
Cash	–	721
Receivable for investments sold	–	716,906
Receivable for fund shares subscribed	6,583	7,355
Dividends receivable	135,395	9,882
Prepaid expenses	18,605	12,550
Total Assets	224,050,630	98,349,834

LIABILITIES:
Payable to Affiliates:
Investment adviser fees (Note 4)	143,929	73,717
Administration fees (Note 5)	17,991	–
Distribution and service fees (Note 6)	–	11,035
Payable for investments purchased	–	440,106
Payable for shares redeemed	92,780	17,073,347
Payable to trustees	28,558	24,277
Payable for professional fees	28,767	29,109
Accrued expenses and other liabilities	37,227	35,748
Total Liabilities	349,252	17,687,339
NET ASSETS	$223,701,378	$80,662,495

NET ASSETS CONSIST OF:
Paid-in capital	$144,747,812	$46,730,373
Accumulated net investment income/(loss)	4,965	(1,487,674)
Accumulated net realized gain on investments	132,439	10,535,049
Unrealized appreciation in value of investments	78,816,162	24,884,747
NET ASSETS	$223,701,378	$80,662,495

Net Assets:
Institutional Shares	$223,701,378	$29,763,887
Investor Shares	N/A	$50,898,608
Shares Outstanding (Note 2):
Institutional Shares	10,181,084	1,137,396
Investor Shares	N/A	2,084,175
Net Asset Value Per Share
(Represents both the offering and redemption price)(a)
Institutional Shares	$21.97	$26.17
Investor Shares	N/A	$24.42
Cost of investments	$145,073,885	$72,717,673

(a)	A redemption fee may be assessed for shares redeemed within 90 days after purchase. (Note 1)

See Notes to Financial Statements

16	centuryfunds.com

Statements of Operations
For the Six Months Ended April 30, 2017 (Unaudited)

	Century Shares rust	Century Small Cap Select Fund
INVESTMENT INCOME:
Dividends	$1,476,907	$556,588
Total Investment Income	1,476,907	556,588

EXPENSES:
Investment adviser fees (Note 4)	848,706	662,497
Distribution and service fees (Note 6):
Investor Shares	–	65,510
Administrative fees	106,088	–
Transfer agency fees	73,518	64,111
Trustee fees	73,256	55,017
Professional fees	54,329	47,727
Fund accounting fees	17,064	12,535
Registration fees	12,596	17,267
Printing fees	12,594	8,402
Insurance fees	10,844	10,909
Custodian fees	9,231	12,096
Other expenses	–	3,419
Total Expenses	1,218,226	959,490

NET INVESTMENT INCOME/(LOSS)	258,681	(402,902)

REALIZED AND UNREALIZED GAIN/(LOSS) ON INVESTMENTS:
Net realized gain on investments	256,186	15,333,741
Net change in unrealized appreciation of investments	27,702,500	10,028,985
NET REALIZED AND UNREALIZED GAIN ON INVESTMENTS	27,958,686	25,362,726
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$28,217,367	$24,959,824

See Notes to Financial Statements

Semi-Annual Report | April 30, 2017	17

Statements of Changes in Net Assets

	Century Shares Trust		Century Small Cap Select Fund
	For the Six Months Ended April 30, 2017 (Unaudited)	For the Year Ended October 31, 2016	For the Six Months Ended April 30, 2017 (Unaudited)	For the Year Ended October 31, 2016
OPERATIONS:
Net investment income/(loss)	$258,681	$279,726	$(402,902)	$(1,148,690)
Net realized gain/(loss) on investments	256,186	6,600,965	15,333,741	(4,285,311)
Change in net unrealized appreciation/(depreciation)	27,702,500	(11,735,309)	10,028,985	(11,785,433)
Net increase/(decrease) in net assets resulting from operations	28,217,367	(4,854,618)	24,959,824	(17,219,434)

DISTRIBUTIONS TO SHAREHOLDERS:
Institutional Shares
From net investment income	(360,357)	(468,505)	–	–
From net realized gains on investments	(6,723,561)	(7,353,202)	–	(34,271,035)
Investor Shares
From net realized gains on investments	–	–	–	(21,543,723)
Total distributions	(7,083,918)	(7,821,707)	–	(55,814,758)

CAPITAL SHARE TRANSACTIONS:
Decrease in net assets from capital share transactions (see Note 2)	(3,066,061)	(7,049,692)	(98,585,529)	(37,558,710)
Redemption fees	116	124	3,774	16,389
Net decrease from share transactions	(3,065,945)	(7,049,568)	(98,581,755)	(37,542,321)

Total increase/(decrease)	18,067,504	(19,725,893)	(73,621,931)	(110,576,513)

NET ASSETS:
Beginning of period	205,633,874	225,359,767	154,284,426	264,860,939
End of period*	$223,701,378	$205,633,874	$80,662,495	$154,284,426

* Including accumulated net investment income/(loss)	$4,965	$106,641	$(1,487,674)	$(1,084,772)

See Notes to Financial Statements

18	centuryfunds.com

Financial Highlights
CENTURY SHARES TRUST	For a share outstanding throughout the periods presented
INSTITUTIONAL SHARES

	For the Six Months Ended April 30, 2017 (Unaudited)		For the Year Ended October 31,
			2016	2015	2014	2013	2012
NET ASSET VALUE, BEGINNING OF PERIOD	$19.93		$21.14	$24.78	$22.41	$19.81	$20.66

INCOME/(LOSS) FROM OPERATIONS:
Net investment income/(loss)(a)	0.03		0.03	0.02	(0.02)	0.03	0.05
Net realized and unrealized gain/(loss) on investments	2.70		(0.50)	2.39	3.72	5.09	1.28
Total income/(loss) from investment operations	2.73		(0.47)	2.41	3.70	5.12	1.33
LESS DISTRIBUTIONS FROM:
Net investment income	(0.03)		(0.04)	–	–	(0.05)	(0.06)
Net realized gain on investment transactions	(0.66)		(0.70)	(6.05)	(1.33)	(2.47)	(2.12)
Total distributions	(0.69)		(0.74)	(6.05)	(1.33)	(2.52)	(2.18)
REDEMPTION FEES	0.00	(b)	0.00 (b)	0.00 (b)	0.00 (b)	0.00 (b)	0.00 (b)
NET ASSET VALUE, END OF PERIOD	$21.97		$19.93	$21.14	$24.78	$22.41	$19.81

Total Return	14.05	%(c)	(2.24%)	11.76%	17.29%	28.85%	7.63%
RATIOS AND SUPPLEMENTAL DATA
Net assets, end of period (000's)	$223,701		$205,634	$225,360	$222,551	$201,271	$174,534
Ratio of expenses to average net assets	1.15	%(d)	1.13%	1.11%	1.09%	1.11%	1.12%
Ratio of net investment – to average net assets	0.24	%(d)	0.13%	0.12%	(0.06%)	0.16%	0.24%

Portfolio Turnover Rate	14	%(c)	44%	46%	126%	39%	79%

(a)	Per share numbers have been calculated using the average shares method.
(b)	Less than $0.005 per share.
(c)	Not annualized.
(d)	Annualized.

 See Notes to Financial Statements

Semi-Annual Report | April 30, 2017	19

Financial Highlights
CENTURY SMALL CAP SELECT FUND	For a share outstanding throughout the periods presented
INSTITUTIONAL SHARES

	For the Six Months Ended April 30, 2017 (Unaudited)		For the Year Ended October 31,
			2016	2015	2014	2013	2012
NET ASSET VALUE, BEGINNING OF PERIOD	$21.96		$30.00	$34.46	$33.94	$26.27	$23.91

INCOME/(LOSS) FROM OPERATIONS:
Net investment loss(a)	(0.05)		(0.11)	(0.17)	(0.24)	(0.04)	(0.12)
Net realized and unrealized gain/(loss) on investments	4.26		(1.58)	0.87	2.48	7.71	2.48
Total income/(loss) from investment operations	4.21		(1.69)	0.70	2.24	7.67	2.36
LESS DISTRIBUTIONS FROM:
Net realized gain on investment transactions	–		(6.35)	(5.16)	(1.72)	–	–
Total distributions	–		(6.35)	(5.16)	(1.72)	–	–
REDEMPTION FEES	0.00	(b)	0.00 (b)	0.00 (b)	0.00 (b)	0.00 (b)	0.00 (b)
NET ASSET VALUE, END OF PERIOD	$26.17		$21.96	$30.00	$34.46	$33.94	$26.27

Total Return	19.17	%(c)	(6.53%)	2.48%	6.79%	29.20%	9.87%
RATIOS AND SUPPLEMENTAL DATA
Net assets, end of period (000's)	$29,764		$88,182	$164,141	$266,045	$300,833	$281,480
Ratio of expenses to average net assets	1.24	%(d)	1.16%	1.13%	1.11%	1.12%	1.10%
Ratio of net investment – to average net assets	(0.41	%)(d)	(0.47%)	(0.52%)	(0.71%)	(0.14%)	(0.48%)

Portfolio Turnover Rate	27	%(c)	82%	69%	97%	91%	53%

(a)	Per share numbers have been calculated using the average shares method.
(b)	Less than $0.005 per share.
(c)	Not annualized.
(d)	Annualized.

 See Notes to Financial Statements

20	centuryfunds.com

Financial Highlights
CENTURY SMALL CAP SELECT FUND	For a share outstanding throughout the periods presented
INVESTOR SHARES

	For the Six Months Ended April 30, 2017 (Unaudited)		For the Year Ended October 31,
			2016	2015	2014	2013	2012
NET ASSET VALUE, BEGINNING OF PERIOD	$20.53		$28.53	$33.12	$32.78	$25.45	$23.25

INCOME/(LOSS) FROM OPERATIONS:
Net investment loss(a)	(0.09)		(0.17)	(0.26)	(0.33)	(0.13)	(0.21)
Net realized and unrealized gain/(loss) on investments	3.98		(1.48)	0.83	2.39	7.46	2.41
Total income/(loss) from investment operations	3.89		(1.65)	0.57	2.06	7.33	2.20
LESS DISTRIBUTIONS FROM:
Net realized gain on investment transactions	–		(6.35)	(5.16)	(1.72)	–	–
Total distributions	–		(6.35)	(5.16)	(1.72)	–	–
REDEMPTION FEES	0.00	(b)	0.00 (b)	0.00 (b)	0.00 (b)	0.00 (b)	0.00 (b)
NET ASSET VALUE, END OF PERIOD	$24.42		$20.53	$28.53	$33.12	$32.78	$25.45

Total Return	18.95	%(c)	(6.77%)	2.14%	6.47%	28.80%	9.46%
RATIOS AND SUPPLEMENTAL DATA
Net assets, end of period (000's)	$50,899		$66,102	$100,720	$118,181	$128,029	$111,965
Ratio of expenses to average net assets	1.53	%(d)	1.46%	1.42%	1.40%	1.41%	1.47%
Ratio of net investment – to average net assets	(0.76	%)(d)	(0.78%)	(0.85%)	(1.00%)	(0.44%)	(0.84%)

Portfolio Turnover Rate	27	%(c)	82%	69%	97%	91%	53%

(a)	Per share numbers have been calculated using the average shares method.
(b)	Less than $0.005 per share.
(c)	Not annualized.
(d)	Annualized.

 See Notes to Financial Statements

Semi-Annual Report | April 30, 2017	21

Notes to Financial Statements
April 30, 2017 (Unaudited)

1. SIGNIFICANT ACCOUNTING POLICIES

Century Capital Management Trust (the "Trust") is registered under the Investment Company Act of 1940, as amended ("1940 Act") as an open‐end management investment company organized as a Massachusetts business trust. Century Shares Trust and Century Small Cap Select Fund, (each a "Fund" and, collectively, the "Funds") are diversified series of the Trust. The following are significant accounting policies consistently followed by the Funds and are in conformity with accounting principles generally accepted in the United States ("GAAP"). Each Fund is considered an investment company for financial reporting purposes under GAAP.

The investment objective of Century Shares Trust and Century Small Cap Select Fund is to seek long‐term capital growth.

A. Security Valuations — Equity securities are valued at the last reported sale price or official closing price on the primary exchange or market on which they are traded, as reported by an independent pricing service. If no sale price or official closing price is reported, market value is generally determined based on quotes or closing prices obtained from a quotation reporting system, established market maker, or reputable pricing service. For unlisted securities and for exchange‐listed securities for which there are no reported sales or official closing prices, fair value is generally determined using closing bid prices. In the absence of readily available market quotes, securities and other assets will be valued at fair value, as determined in good faith under procedures established by and under the general supervision of the Funds' Board of Trustees. Short‐term obligations, maturing in 60 days or less, are valued at amortized cost, which approximates fair value unless particular circumstances dictate otherwise (for example, if the issuer's creditworthiness has become impaired). Investments in open‐end mutual funds are valued at their closing net asset value each business day.

A three‐tier hierarchy has been established to classify fair value measurements for disclosure purposes. Inputs refer broadly to the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk. Inputs may be observable or unobservable. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the asset or liability that are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs are inputs that reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability that are developed based on the best information available.

Various inputs are used in determining the value of each Fund's investments as of the reporting period end. These inputs are categorized in the following hierarchy under applicable financial accounting standards:

Level 1 —	Unadjusted quoted prices in active markets for identical, unrestricted assets or liabilities that the Funds have the ability to access at the measurement date;
Level 2 —
Quoted prices which are not active, quoted prices for similar assets or liabilities in active markets or inputs other than quoted prices that are observable (either directly or indirectly) for substantially the full term of the asset or liability;

Level 3 —
Significant unobservable prices or inputs (including the Fund's own assumptions in determining the fair value of investments) where there is little or no market activity for the asset or liability at the measurement date.

The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, for example, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is greatest for instruments categorized in Level 3.

22	centuryfunds.com

Notes to Financial Statements
April 30, 2017 (Unaudited)

 The following is a summary of the inputs used as of April 30, 2017 in valuing the Funds' investments carried at fair value:

Century Shares Trust

Investments in Securities at Value*	Level 1 ‐ Quoted Prices	Level 2 ‐ Other Significant Observable Inputs	Level 3 ‐ Significant Unobservable Inputs	Total
Common Stocks	$221,525,035	$–	$–	$221,525,035
Short‐Term Investments	2,365,012	–	–	2,365,012
TOTAL	$223,890,047	$–	$–	$223,890,047

Century Small Cap Select Fund

Investments in Securities at Value*	Level 1 ‐ Quoted Prices	Level 2 ‐ Other Significant Observable Inputs	Level 3 - Significant Unobservable Inputs	Total
Common Stocks	$92,893,567	$–	$–	$92,893,567
Short‐Term Investments	4,708,853	–	–	4,708,853
TOTAL	$97,602,420	$–	$–	$97,602,420

*	At April 30, 2017 the Funds held investments in common stocks classified as Level 1, with corresponding major categories as shown on each Fund's Portfolio of Investments.

The Funds recognize transfers into and out of all levels at the end of the reporting period. There were no transfers into or out of Levels 1 and 2 during the period.

There were no securities classified as Level 3 securities during the period, thus, a reconciliation of assets in which significant unobservable inputs (Level 3) were used is not applicable for these Funds.

B. Security Transactions — Security transactions are recorded on a trade date basis. Gain or loss on sales is determined by the use of the highest cost‐method, for both financial reporting and federal income tax purposes. Dividend income is recorded on the ex‐dividend date. Payments received from certain investments held by the Funds may be comprised of dividends, capital gains and return of capital. The Funds originally estimate the expected classification of such payments. The amounts may subsequently be reclassified upon receipt of information from the issuer. The Funds may invest in equity securities issued or guaranteed by companies organized and based in countries outside of the United States. These securities may be traded on foreign securities exchanges or in foreign over‐the‐counter markets. Foreign dividend income is recorded on ex‐dividend date or as soon as practicable after the Fund determines the existence of a dividend declaration after exercising reasonable due diligence. Foreign income and capital gain on some foreign securities may be subject to foreign withholding taxes, which are accrued as applicable. Interest income is recorded daily on an accrual basis.

Semi‐Annual Report | April 30, 2017	23

Notes to Financial Statements
April 30, 2017 (Unaudited)

C. Use of Estimates — The preparation of these financial statements in accordance with GAAP incorporates estimates made by management in determining the reported amounts of assets, liabilities, income and expenses of the Funds. Actual results could differ from those estimates.

D. Risks and Uncertainty — Century Shares Trust may invest a significant portion of assets in a limited number of companies. As a result, the Fund may be more susceptible to financial, market and economic events affecting particular companies and therefore may experience greater price volatility than funds with more diversified portfolios.

Century Small Cap Select Fund invests in smaller companies, which generally involves greater risk than investing in larger, more established companies.

Foreign investing involves certain risks and increased volatility not associated with investing solely in the U.S. These risks include currency fluctuations, economic or financial instability, lack of timely or reliable financial information or unfavorable political or legal developments.

At any given time, a significant portion of the assets of each Fund may be invested in securities of companies within the same market sector of the economy. Companies within the same sector often face similar issues and, consequently, may react similarly to changes in market conditions. If a Fund has a significant weighting in one or more sectors, it may be subject to more risk and price volatility.

E. Multiple Classes of Shares — Century Small Cap Select Fund offers two classes of shares, which differ in their respective distribution and service fees. Investment income, realized and unrealized capital gains and losses, the common expenses of the Fund, and certain fund‐level expense reductions, if any, are allocated on a pro rata basis to each class based on the relative net assets of each class to the total net assets of the Fund. Certain expense reductions may differ by class. Because transfer agent fees include a per account fee, each class differs with respect to transfer agent fees incurred.

F. Redemption Fees — In general, shares of each Fund may be redeemed at net asset value. However, upon the redemption of shares held less than 90 days, a redemption fee of 1% of the current net asset value of the shares may be assessed and retained by each share class of each Fund for the benefit of the Fund's remaining shareholders. The redemption fee is accounted for as an addition to paid‐in‐capital and amounts are shown on the Statement of Changes in Net Assets.

G. Income Tax Information and Distributions to Shareholders — Each year, each Fund intends to qualify as a regulated investment company by distributing all of its taxable income and sufficient net investment income and net realized gains, if any, under Subchapter M of the Internal Revenue Code of 1986 ("Code"), as amended. As a result, no provision for income taxes is required in the accompanying financial statements. Foreign taxes are provided for based on each Fund's understanding of the tax rules and rates class. Distributions are recorded on the ex‐dividend date. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from generally accepted accounting principles. Capital accounts within the financial statements are adjusted for permanent book and tax differences. Generally accepted accounting principles require that any distributions in excess of tax basis earnings and profits be reported in the financial statements as a tax return of capital.

24	centuryfunds.com

Notes to Financial Statements
April 30, 2017 (Unaudited)

The net unrealized appreciation/depreciation of investments based on federal tax cost as of April 30, 2016 was as follows:

	Century Shares Trust	Century Small Cap Select Fund
Gross appreciation on investments (excess of value over tax cost)	$79,690,749	$25,166,633
Gross depreciation on investments (excess of tax cost over value)	(998,284)	(838,212)
Net unrealized appreciation	$78,692,465	$24,328,421
Cost of investments for federal income tax purposes	$145,197,582	$73,273,999

The tax character of distributions paid by the Funds during the year ended October 31, 2016, were as follows:

Distributions Paid From:	Century Shares Trust	Century Small Cap Select Fund
Ordinary income	$1,520,204	$–
Long‐term capital gains	6,301,503	55,814,758
Total	$7,821,707	$55,814,758

The tax character of distributions paid by the Funds during the period ended April 30, 2017, will be determined at the Funds' fiscal year end October 31, 2017.

As of October 31, 2016, Century Small Cap Select Fund had short term capital losses deferred to the next tax year of $4,185,589.

Century Small Cap Select Fund elects to defer to the period ending October 31, 2017, late year ordinary losses in the amount of $1,084,772.

As of April 30, 2017, the Funds had no uncertain tax positions that would require financial statement recognition or disclosure. The Funds file U.S. federal, state, and local tax returns as required. The Funds' tax returns are subject to examination by the relevant tax authorities until expiration of the applicable statute of limitations which is generally three years after the filing of a tax return, but may extend to four years in certain jurisdictions. Tax returns for open years have incorporated no uncertain positions that require a provision for income taxes.

H. Indemnifications — In the normal course of business, the Funds enter into agreements with service providers that may contain indemnification clauses. The Funds maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Funds that have not yet occurred.

Semi‐Annual Report | April 30, 2017	25

Notes to Financial Statements
April 30, 2017 (Unaudited)

2. TRANSACTIONS IN SHARES

Century Shares Trust — The number of authorized shares is unlimited. Transactions in Institutional Class shares were as follows:

	Institutional
	For the Six Months Ended April 30, 2017 (Unaudited)		For the Year Ended October 31, 2016
	Shares	Amount	Shares	Amount
Sold	24,376	$499,861	98,033	$1,952,190
Issued to shareholders in reinvestment of distributions	319,511	6,406,200	355,390	7,146,898
	343,887	6,906,061	453,423	9,099,088
Repurchased	(480,644)	(9,972,122)	(798,182)	(16,148,780)
Net Decrease	(136,757)	$(3,066,061)	(344,759)	$(7,049,692)

Century Small Cap Select Fund — The number of authorized shares is unlimited. Transactions in each class of shares were as follows:

	Institutional
	For the Six Months Ended April 30, 2017 (Unaudited)		For the Year Ended October 31, 2016
	Shares	Amount	Shares	Amount
Sold	329,115	$8,109,093	547,654	$12,738,016
Issued to shareholders in reinvestment of distributions	–	–	1,444,718	33,112,940
	329,115	8,109,093	1,992,372	45,850,956
Repurchased	(3,206,836)	(79,745,599)	(3,448,764)	(76,500,718)
Net Decrease	(2,877,721)	$(71,636,506)	(1,456,392)	$(30,649,762)

26	centuryfunds.com

Notes to Financial Statements
April 30, 2017 (Unaudited)

Century Small Cap Select Fund (continued)

	Investor
	For the Six Months Ended April 30, 2017 (Unaudited)		For the Year Ended October 31, 2016
	Shares	Amount	Shares	Amount
Sold	68,396	$1,572,894	236,525	$5,033,490
Issued to shareholders in reinvestment of distributions	–	–	994,743	21,357,127
	68,396	1,572,894	1,231,268	26,390,617
Repurchased	(1,204,767)	(28,521,917)	(1,540,691)	(33,299,565)
Net Decrease	(1,136,371)	$(26,949,023)	(309,423)	$(6,908,948)

3. INVESTMENT SECURITIES TRANSACTIONS

Century Shares Trust purchases and sales of investment securities (excluding short-term securities and U.S. Government obligations) aggregated $28,779,965 and $28,610,805, respectively, during the six months ended April 30, 2017.

Century Small Cap Select Fund purchases and sales of investment securities (excluding short-term securities, in-kind transactions and U.S. Government obligations) aggregated $36,546,613 and $64,605,667 respectively, during the six months ended April 30, 2017.

During the six months ended April 30, 2017 Century Small Cap Select Fund had sales of in-kind transactions in the amount of $53,622,400. The in-kind net realized gains were $9,630,782.

4. INVESTMENT ADVISER FEE

Century Shares Trust: The Trust has entered into an Investment Advisory Agreement (the "Agreement") with Century Capital Management, LLC ("CCM") pursuant to which CCM provides an investment program for Century Shares Trust. Under the Agreement, the Fund pays a monthly management fee based on the Fund's average daily net assets computed at the following annual rates: 0.80% of the first $500 million and 0.70% of the amounts exceeding $500 million.

Century Small Cap Select Fund: The Trust has entered into an Investment Advisory and Management Services Agreement (the "Agreement") with CCM pursuant to which CCM provides investment advisory, management and administrative services to Century Small Cap Select Fund. Under the Agreement, the Fund pays a monthly management fee at the annual rate of 0.95% of the Fund's average daily net assets.

5. ADMINISTRATION FEES

Century Shares Trust: The Trust has entered into an Administration Agreement with CCM pursuant to which CCM provides certain administrative services to Century Shares Trust. Under the agreement, the Fund pays a monthly administration fee at the annual rate of 0.10% of the Fund's average daily net assets.

Semi-Annual Report | April 30, 2017	27

Notes to Financial Statements
April 30, 2017 (Unaudited)

Century Small Cap Select Fund: Per the Investment Advisory and Management Services Agreement between the Trust and CCM, Century Small Cap Select Fund may reimburse CCM for expenses associated with having the adviser's personnel perform shareholder service functions and certain financial, accounting, administrative and clerical services. No reimbursements were paid to CCM during the six months ended April 30, 2017.

CCM has entered into a Sub-Administration Agreement with ALPS Fund Services, Inc. ("ALPS") pursuant to which ALPS provides certain administrative services to each Fund on behalf of CCM. CCM pays ALPS a sub-administration fee for sub-administration services provided to each Fund.

6. DISTRIBUTION FEES AND OTHER PAYMENTS TO FINANCIAL INTERMEDIARIES

The Trust has adopted a Distribution and Service Plan (the "Plan") pursuant to Rule 12b-1 under the 1940 Act on behalf of Century Small Cap Select Fund. The Plan authorizes the Fund to pay up to 0.25% of the average daily net assets of the Fund's Investor Shares class for distribution and shareholder services. The Plan may be terminated at any time by the vote of a majority of the independent Trustees or by the vote of the holders of a majority of the outstanding shares of the Investor Shares.

The Trust has entered into agreements with financial intermediaries to provide recordkeeping, processing, shareholder communications and other services to customers of the intermediaries and has agreed to compensate the intermediaries for providing such services. Certain services would be provided by the Funds if the shares of each customer were registered directly with the Funds' transfer agent.

7. TRUSTEE AND OFFICER FEES

As of April 30, 2017, there were seven Trustees, six of whom are not "interested persons" (within the meaning of the 1940 Act) of the Trust (the "Independent Trustees"). Each Independent Trustee receives a retainer of $4,000 per calendar quarter from the Trust for his or her services. The chairperson of the Audit Committee receives an additional retainer of $1,125 per calendar quarter; the Lead Independent Trustee receives an additional retainer of $750 per calendar quarter; and the Chairpersons of the Oversight and Governance Committee and Nominating Committee each receive an additional retainer of $375 per calendar quarter. In addition, each Independent Trustee is paid a fee of $5,500 for each meeting of the Board of Trustees attended or participated in, as the case may be. The Independent Trustees are not paid an additional fee from the Trust for attendance at and/or participation in meetings of the various committees of the Board. The Independent Trustees are also reimbursed for meeting-related expenses. Officers of the Trust and Trustees who are interested persons of the Trust receive no salary or fees from the Trust.

8. SUBSEQUENT EVENT

CCM has entered into an agreement to be acquired by Congress Asset Management, LLP ("Congress"), a Boston based registered investment adviser. On May 18, 2017 the Board of Trustees approved plans of reorganization (the "Reorganization(s)") to merge Century Shares Trust into Congress Large Cap Growth Fund and to merge Century Small Cap Select Fund into a newly organized fund to be managed by Congress. Proxy statements will be sent to shareholders that provide detailed information about the Reorganizations. If shareholders of each Fund approve each such Reorganization, and all other closing conditions are satisfied or waived, the transaction between CCM and Congress is expected to close in second half of 2017.

28	centuryfunds.com

Notes to Financial Statements
April 30, 2017 (Unaudited)

9. RECENT ACCOUNTING PRONOUNCEMENT

In December 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2016-19, "Technical Corrections and Improvements." It includes an update to Accounting Standards Codification Topic 820 ("Topic 820"), Fair Value Measurement. The update to Topic 820 clarifies the difference between a valuation approach and a valuation technique. It also requires disclosure when there has been a change in either or both a valuation approach and/or a valuation technique. The changes related to Topic 820 are effective for annual reporting periods, including interim periods within those annual periods, beginning after December 15, 2016. Management is currently evaluating the impact of the ASU to the financial statements.

Semi-Annual Report | April 30, 2017	29

Disclosure of Fund Expenses
April 30, 2017 (Unaudited)

As a shareholder of a Fund, you incur two types of costs: direct costs, such as short-term redemption fees and wire fees, and indirect costs, including management fees, and other fund operating expenses. This example is intended to help you understand your indirect costs, also referred to as "ongoing costs" (in dollars), of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

This example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period as indicated below.

Actual Expenses The first line of the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested at the beginning of the period, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line under the heading "Expenses Paid During Period" to estimate the expenses you paid on your account during this period.

Hypothetical Example for Comparison Purposes The second line of the table provides information about hypothetical account values and hypothetical expenses based on the Fund's actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund's actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare ongoing costs of investing in the Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any direct costs, such as wire fees or low balance fees. Therefore, the second line of the table is useful in comparing ongoing costs only and will not help you determine the relative total costs of owning different funds. In addition, if these direct costs were included, your costs would be higher.

	Beginning Account Value November 1, 2016	Ending Account Value April 30, 2017	Expense Ratio(a)	Expenses Paid During period November 1, 2016 to April 30, 2017(b)
Century Shares Trust
Institutional Shares
Actual	$1,000.00	$1,140.50	1.15%	$6.10
Hypothetical (5% return before expenses)	$1,000.00	$1,019.09	1.15%	$5.76

Century Small Cap Select Fund
Institutional Shares
Actual	$1,000.00	$1,191.70	1.24%	$6.74
Hypothetical (5% return before expenses)	$1,000.00	$1,018.65	1.24%	$6.21
Investor Shares
Actual	$1,000.00	$1,189.50	1.53%	$8.31
Hypothetical (5% return before expenses)	$1,000.00	$1,017.21	1.53%	$7.65

(a)	The Fund's expense ratios have been based on the Fund's most recent fiscal half year expenses.
(b)
Expenses are equal to the Fund's annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half year (181), divided by 365.

30	centuryfunds.com

Privacy Policy
April 30, 2017 (Unaudited)

Century Capital Management and the Century Funds are committed to maintaining the confidentiality, integrity and security of your personal information and financial data. We consider this information to be private and held in confidence between you and Century. This is to inform you of our policies to protect the privacy of your nonpublic personal information.

Information We Collect
When you invest in the Century Funds, we collect certain nonpublic personal information about you, which we use to open and service your account and respond to your requests. This information includes your name, address, tax identification number, birth date, investment selection, beneficiary information and possibly personal bank account information. It also includes information about your transactions and account history, as well as information that we may receive from third parties, such as financial advisers, consumer reporting agencies, and consultants.

Disclosure Policy
We do not disclose nonpublic personal information about current or former shareholders or customers to any third parties except as necessary to process a transaction, service an account, or as otherwise permitted by law. For example, the Century Funds use a third party transfer agent who uses your information only to process or analyze transactions that you have requested. Our contracts with such parties contain provisions restricting their use of your nonpublic personal information to those purposes for which they were hired. We do not sell non-public personal information to anyone.

Confidentiality and Security
We restrict access to nonpublic personal information about you to those employees and service providers involved in administering or servicing your account or helping us meet our regulatory obligations. We maintain physical, electronic and procedural safeguards that comply with federal standards to protect your nonpublic personal information.

Semi-Annual Report | April 30, 2017	31

Fund Information

PORTFOLIO HOLDINGS
Each fund files a complete schedule of its portfolio holdings with the SEC for the first and third quarters of the fund's fiscal year on Form N-Q. The Forms N-Q are available on the SEC's website at www.sec.gov, and they may be reviewed and copied at the SEC's Public Reference Room in Washington, DC. Information on the operation of the SEC's Public Reference Room may be obtained by calling 1-800-SEC-0330.

PROXY VOTING
A description of the policies and procedures that each fund uses to determine how to vote proxies relating to portfolio securities and each fund's proxy voting record for the 12-month period ended June 30 are available, without charge, upon request, by calling 1-800-321-1928. You may also obtain a copy of the funds' proxy voting policies and procedures and proxy voting record on the SEC's website at www.sec.gov.

FOR MORE INFORMATION
For more information about the Century Funds, please call 1-800-303-1928 or visit www.centuryfunds.com.

Regular Mailing Address:	Overnight Mailing Address:
Century Funds	Century Funds
P.O. Box 588	c/o Atlantic Shareholder Services, LLC
Portland, ME 04112	3 Canal Plaza, Ground Floor
Portland, ME 04101

Investment Adviser	Distributor
Century Capital Management, LLC	ALPS Distributors, Inc.
100 Federal Street	1290 Broadway, Suite 1100
Boston, MA 02110	Denver, CO 80203

CENTURYCAPITAL®
100  Federal Street
Boston, Massachusetts 02110